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                                                                     EXHIBIT 3.2

                            CERTIFICATE OF CORRECTION
                                     TO THE
                            CERTIFICATE OF AMENDMENT
                                     TO THE
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                           NATIONAL ENERGY GROUP, INC.
                      FILED IN THE OFFICE OF THE SECRETARY
                      OF STATE OF THE STATE OF DELAWARE ON
                                  JUNE 12, 2002


         NATIONAL ENERGY GROUP, INC. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that:

         1.       The name of the Corporation is National Energy Group, Inc.

         2. A Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation (the "Certificate of Amendment") was filed with the Secretary of State of the State of Delaware on June 12, 2002, and that the Certificate of Amendment requires correction as permitted by subsection (f) of Section 103 of the General Corporation Law of the State of Delaware.

         3. The inaccuracy or defect in the Certificate of Amendment to be corrected is as follows: (i) as filed, Article THIRD of the Certificate of Amendment modified the entirety of Article FOURTH of the Corporation's Amended and Restated Certificate of Incorporation so that the Corporation would only have the authority to issue from time to time up to 15,000,000 shares of its Common Stock, $0.01 par value, and would not have any authority to issue from time to time and in one or more series up to 1,000,000 shares of its Preferred Stock, $1.00 par value per share, (ii) the stockholders of the Corporation, in adopting the Certificate of Amendment, had only intended to modify the first paragraph in Article FOURTH of the Corporation's Amended and Restated Certificate of Incorporation to reduce the number of authorized shares of its Common Stock, $0.01 par value, from 100,000,000 to 15,000,000 shares and had not intended to eliminate the authority of the Corporation to issue from time to time and in one or more series up to 1,000,000 shares of its Preferred Stock, $1.00 par value, and (iii) the amendatory language set forth in Article THIRD of the Certificate of Amendment should be modified accordingly as hereinafter set forth in this Certificate of Correction.

         4. Article THIRD of the Certificate of Amendment is corrected to read in its entirety as follows:


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"THIRD:  The first full paragraph set forth in Article FOURTH of the Amended and
         Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

FOURTH: The total number of shares of stock which the Corporation shall have the authority to issue is 16,000,000 shares, consisting of 15,000,000 shares of common stock, par value $.01 per share ("Common Stock"), and 1,000,000 shares of preferred stock, $1.00 par value per share ("Preferred Stock"), issuable in series."


         IN WITNESS WHEREOF, National Energy Group, Inc. has caused this Certificate to be signed by Bob G. Alexander, its President and Chief Executive Officer, this 13th day of June, 2002.

                                   NATIONAL ENERGY GROUP, INC.


                                   By:      /s/ Bob G. Alexander
                                      ------------------------------------------
                                         Bob G. Alexander
                                         President and Chief Executive Officer


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